Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

REPORTS SECOND QUARTER 2021 RESULTS

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Reports Continued Loan Growth Combined with Earnings and Asset Quality Improvement

BIRMINGHAM, AL (July 28, 2021) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $953,000, or $0.14 per diluted share, for the quarter ended June 30, 2021 (“2Q2021”), compared to $950,000, or $0.14 per diluted share, for the quarter ended March 31, 2021 (“1Q2021”) and $404,000, or $0.06 per diluted share, for the quarter ended June 30, 2020 (“2Q2020”). For the six months ended June 30, 2021, the Company’s net income totaled $1,903,000, or $0.28 per diluted share, compared to $1,251,000, or $0.19 per diluted share, for the six months ended June 30, 2020.

Loan growth for the quarter totaled $19.1 million, or an increase of 2.8%, compared to March 31, 2021. For the six-months ended June 30, 2021, total loan growth was $39.4 million, or 6.1%. During both quarters of 2021, growth was driven by the Bank’s indirect lending and construction portfolios. Due to earning asset growth, combined with continued reductions in interest expense, net interest income continued to improve during 2Q2021. Pre-provision net interest income increased by $248,000, or 2.7%, comparing 2Q2021 to 1Q2021, and by $689,000, or 8.0%, comparing 2Q2021 to 2Q2020. Year-to-date pre-provision net interest income as of June 30, 2021 exceeded the same period of 2020 by $867,000, or 5.0%.

The Company’s non-performing assets, including loans in non-accrual status and other real estate owned (OREO), decreased to $2.1 million as of June 30, 2021, compared to $3.5 million as of March 31, 2021 and $4.4 million as of June 30, 2020. As a percentage of total assets, non-performing assets improved to 0.22% as of June 30, 2021, compared to 0.37% as of March 31, 2021 and 0.52% as of June 30, 2020.

“We are pleased to have posted continued strong organic loan growth during the second quarter,” stated James F. House, President and CEO of the Company. “The interest rate environment remains challenging, and the deployment of funds into solid earning assets is critical to our ability to sustain and then grow earnings over time. At the same time, we remain focused on the credit quality of the assets we deploy. We were gratified to see another quarter of reduction in nonperforming assets. We believe that this asset quality improvement reflects adherence to our credit standards and the resiliency of our customer base,” continued Mr. House.

Financial Highlights

Loan Growth – The table below summarizes loan balances by portfolio category at the end of each of the most recent five quarters as of June 30, 2021.

	Quarter Ended
	2021		2020
	June 30,	March 31,	December 31,	September 30,	June 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$53,425	$48,491	$37,282	$35,472	$31,384
Secured by 1-4 family residential properties	78,815	82,349	88,856	95,147	93,010
Secured by multi-family residential properties	53,811	54,180	54,326	49,197	48,807
Secured by non-farm, non-residential properties	191,398	193,626	184,528	183,754	160,683
Commercial and industrial loans	65,772	65,043	69,808	72,948	73,978
Paycheck Protection Program ("PPP") loans	11,587	14,795	11,927	13,950	13,793
Consumer loans:
Direct consumer	26,937	26,998	29,788	30,048	33,299
Branch retail	31,688	31,075	32,094	33,145	33,000
Indirect sales	176,116	153,940	141,514	125,369	89,932
Total loans	$689,549	$670,497	$650,123	$639,030	$577,886
Less unearned interest, fees and deferred costs	4,067	3,792	4,279	4,240	5,401
Allowance for loan and lease losses	7,726	7,475	7,470	7,185	6,423
Net loans	$677,756	$659,230	$638,374	$627,605	$566,062

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

Loan growth during 2Q2021 was distributed primarily between indirect lending and real estate construction lending, which totaled growth of $22.2 million and $4.9 million, respectively. For the six months ended June 30, 2021, loan growth totaled $34.6 million and $16.1 million for indirect lending and construction lending, respectively. The indirect portfolio is focused on consumer loans secured by collateral that includes recreational vehicles, campers, boats, horse trailers and cargo trailers. Since the onset of the COVID-19 pandemic, the Bank has experienced substantial growth in indirect lending as consumers sought alternatives to more traditional travel and leisure activities. The Bank now operates indirect lending in a 12-state footprint primarily in the southeastern United States, including Oklahoma, which became operational in the latter part of 2Q2021. The growth in the Bank’s construction lending was indicative of continued growth in economic activity in larger metropolitan markets, primarily in the southeast, served by the Bank.

Aside from indirect lending, other consumer loans include the direct consumer and branch retail categories, which consist primarily of loans at the Bank’s wholly-owned subsidiary, Acceptance Loan Company (“ALC”). Direct consumer loans decreased by $0.1 million during 2Q2021, while branch retail loans increased by $0.6 million during the quarter. The Bank’s commercial and industrial (“C&I”) portfolio increased by $0.7 million during 2Q2021. Additionally, the Bank’s total loan balance in the Paycheck Protection Program (“PPP”) administered by the Small Business Administration (“SBA”) declined by $3.2 million during 2Q2021 as PPP loans continued to be forgiven by the SBA.

Net Interest Income and Margin – Margin compression remained a challenge for the Company during 2Q2021 due in part to the interest rate environment that has persisted since the onset of the COVID-19 pandemic. Net interest margin totaled 4.31% for 2Q2021, compared to 4.40% for 1Q2021 and 4.65% for 2Q2020. In addition to the prevailing interest rate environment, loan portfolio reductions in the higher-yielding direct consumer portfolio, coupled with significant influxes of investable cash through deposit growth, have also contributed to margin compression.  In this environment, management has continued to reprice deposit liabilities at lower rates upon maturity. Due to these repricing efforts, annualized average total funding costs decreased to 0.36% in 2Q2021, compared to 0.39% in 1Q2021 and 0.64% in 2Q2020.

Deposit Growth and Deployment of Funds – The Bank continued to experience significant growth in deposit balances during 2Q2021, a trend that has persisted since the onset of the pandemic. Total deposits increased by $19.8 million, or 2.4%, during 2Q2021. For the six months ended June 30, 2021, total deposits increased by $55.7 million, or 7.1%. The deposit growth is consistent with general trends in commercial banking and reflects deposit-holder receipt of stimulus payments and preferences for liquidity. In the current interest rate environment, the increased deposit levels put additional pressure on net interest margin as excess funds are deployed into lower earning assets. Management remains focused on deploying investable cash balances into earning assets that meet the Company’s established credit standards, while maintaining appropriate levels of liquidity. In an effort to more effectively deploy excess cash, additional investment securities were purchased during 2Q2021. As a result, total investment securities increased to $123.6 million as of June 30, 2021, compared to $75.8 million as of March 31, 2021 and $104.0 million as of June 30, 2020.

Loan Loss Provision – 2Q2021 loan loss provisioning increased by $0.1 million compared to 1Q2021 and decreased by $0.4 million compared to 2Q2020. The increase in provisioning compared to 1Q2021 was due to the increase in loan volume during 2021, while the decrease in provisioning compared to 2Q2020 was due in part to improvement in the credit quality of the loan portfolio resulting from reductions in ALC’s consumer-related portfolio. As of June 30, 2021, total loans at ALC, which contain the highest charge-off rates in the Company’s loan portfolio, were reduced by $8.3 million compared to June 30, 2020. The loan volume reductions at ALC led to lower credit losses, but also contributed to margin compression as the mix of higher interest-earning loans decreased relative to 2Q2020.

In addition to changes in the credit quality mix of the Company’s loan portfolio, the overall economic outlook in the markets served by the Company continued to improve during 2Q2021 compared to the prior quarter and fiscal year. During 2020, over 1,900 of the Company’s borrowers requested and were granted COVID-19 pandemic-related payment deferments. As of June 30, 2021, loans that continued to be in pandemic-related deferment totaled $0.6 million, compared to $1.2 million as of March 31, 2021, and $95.2 million as of June 30, 2020. The decrease in deferred loans over the past four quarters, combined with reductions in nonaccrual assets, is indicative of the strength of the credit quality within the portfolio. Although pandemic-related economic uncertainty continues to exist, management believes that the allowance for loan losses, which was calculated under an incurred loss model, was sufficient to absorb losses in the Company’s loan portfolio based on circumstances existing as of June 30, 2021. The Company will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio. Due to its classification as a smaller reporting company by the Securities and Exchange Commission, the Company is not required to adopt the Current Expected Credit Loss (CECL) model to account for credit losses until January 1, 2023. Management continues to evaluate the impact that the adoption of CECL will have on the Company’s financial statements

Non-interest Income – Non-interest income was $0.8 million for 2Q2021, compared to $1.0 million for 1Q2021 and $1.3 million for 2Q2020.  The decrease in 2Q2021 compared to 1Q2021 was primarily attributable to reductions in service charges and related fees on the Bank’s deposit accounts and credit insurance income. Comparing 2Q2021 to 2Q2020, approximately $0.2 million of the decrease resulted from reductions in service charges, credit insurance income and secondary market mortgage revenues, while the remaining $0.3 million of the decrease resulted from net gains on the sale of investment securities that occurred during 2Q2020 that were not repeated in 2Q2021. The decrease in service charges is consistent with changes in deposit customer behaviors since the onset of the pandemic. The reduction in secondary market mortgage fees resulted from the discontinuance of the Bank’s mortgage division that became effective in 4Q2020. Although the discontinuance resulted in a reduction in non-interest income, non-interest expense, primarily salaries and benefits, was reduced commensurately.

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

Non-interest Expense – Non-interest expense was $8.4 million for both 2Q2021 and 1Q2021, compared to $8.6 million for 2Q2020. The decreases in both latter quarters compared to 2Q2020 resulted primarily from reductions in salaries and employee benefits. A portion of the expense reduction was associated with the discontinuation of the secondary mortgage marketing division. Management remains focused on expense containment in the current environment. In accordance with these efforts, during 2Q2021, the Company announced the pending closure of four banking offices in order to improve the Bank’s operating efficiency.

Balance Sheet Growth – Total assets as of June 30, 2021 increased by $20.4 million, or 2.2%, compared to March 31, 2021, and increased by $101.2 million, or 12.0%, compared to June 30, 2020. Growth in deposits totaled $19.8 million, or 2.4%, in 2Q2021 from 1Q2021, and $99.6 million, or 13.5%, comparing 2Q2021 to 2Q2020. The deposit growth reflected the impact of the pandemic on both business and consumer deposit holders, including preferences for liquidity, loan payment deferments, tax payment deferments, government stimulus receipts and generally lower consumer spending. Of the total increase in deposits during 2Q2021, $10.0 million represented non-interest-bearing deposits, while $9.8 million were interest-bearing. The growth comparing June 30, 2021 to June 30, 2020 included $32.0 million in wholesale deposits that were acquired by the Bank at a weighted average total cost of 0.40% and have an initial weighted average term of 48 months. Along with interest rate swaps that the Company had previously put in place, the wholesale deposits serve to mitigate a portion of risk associated with rising interest rates. Wholesale funding also provides the Company with additional liquidity that enables management to continue its focus on reducing interest expense on core deposits.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in the second quarter of 2021, which is consistent with the Company’s dividend declaration for the first quarter of 2021 and each quarter of 2020.

Regulatory Capital – During 2Q2021, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of June 30, 2021, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.14%. Its total capital ratio was 12.22%, and its Tier 1 leverage ratio was 8.60%.

Liquidity – As of June 30, 2021, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, interest costs, growth and earnings potential, expansion and the Company’s positioning to handle the challenges presented by COVID-19, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas; market conditions and investment returns; changes in interest rates; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus and  protect against it, through vaccinations and otherwise, or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security (CARES) Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the pending discontinuation of LIBOR as an interest rate benchmark; the availability of quality loans in the Bank’s and ALC’s service areas; the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets; collateral values; cybersecurity threats; and risks related to the Paycheck Protection Program. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended					Six Months Ended
	2021		2020			2021	2020
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Results of Operations:
Interest income	$10,059	$9,845	$10,204	$9,996	$9,780	$19,904	$20,177
Interest expense	747	781	912	1,031	1,157	1,528	2,668
Net interest income	9,312	9,064	9,292	8,965	8,623	18,376	17,509
Provision for loan and lease losses	498	401	469	1,046	850	899	1,430
Net interest income after provision for loan and lease losses	8,814	8,663	8,823	7,919	7,773	17,477	16,079
Non-interest income	809	951	1,008	1,375	1,330	1,760	2,627
Non-interest expense	8,399	8,396	8,477	8,747	8,581	16,795	17,075
Income before income taxes	1,224	1,218	1,354	547	522	2,442	1,631
Provision for income taxes	271	268	309	136	118	539	380
Net income	$953	$950	$1,045	$411	$404	$1,903	$1,251
Per Share Data:
Basic net income per share	$0.15	$0.15	$0.16	$0.07	$0.07	$0.30	$0.20
Diluted net income per share	$0.14	$0.14	$0.15	$0.06	$0.06	$0.28	$0.19
Dividends declared	$0.03	$0.03	$0.03	$0.03	$0.03	$0.06	$0.06
Key Measures (Period End):
Total assets	$946,946	$926,535	$890,511	$852,941	$845,747
Tangible assets (1)	938,719	918,216	882,101	844,439	837,142
Loans, net of allowance for loan losses	677,756	659,230	638,374	627,605	566,062
Allowance for loan and lease losses	7,726	7,475	7,470	7,185	6,423
Investment securities, net	123,583	75,783	91,422	93,405	103,964
Total deposits	837,885	818,043	782,212	745,336	738,290
Short-term borrowings	10,017	10,017	10,017	10,045	10,334
Total shareholders’ equity	88,778	87,917	86,678	85,658	85,281
Tangible common equity (1)	80,551	79,598	78,268	77,156	76,676
Book value per common share	14.28	14.15	14.03	13.87	13.81
Tangible book value per common share (1)	12.96	12.81	12.67	12.49	12.41
Key Ratios:
Return on average assets (annualized)	0.41%	0.43%	0.48%	0.19%	0.20%	0.42%	0.31%
Return on average common equity (annualized)	4.32%	4.41%	4.82%	1.91%	1.91%	4.36%	2.96%
Return on average tangible common equity (annualized) (1)	4.76%	4.87%	5.34%	2.12%	2.13%	4.82%	3.30%
Net interest margin	4.31%	4.40%	4.59%	4.56%	4.65%	4.35%	4.81%
Efficiency ratio (2)	83.0%	83.8%	82.3%	84.6%	86.2%	83.4%	84.8%
Net loans to deposits	80.9%	80.6%	81.6%	84.2%	76.7%
Net loans to assets	71.6%	71.2%	71.7%	73.6%	66.9%
Tangible common equity to tangible assets (1)	8.58%	8.67%	8.87%	9.14%	9.16%
Tier 1 leverage ratio (3)	8.60%	8.73%	8.98%	9.08%	9.36%
Allowance for loan losses as % of loans (4)	1.13%	1.12%	1.16%	1.13%	1.12%
Nonperforming assets as % of total assets	0.22%	0.37%	0.45%	0.47%	0.52%
Net charge-offs as a percentage of average loans	0.15%	0.25%	0.11%	0.19%	0.27%	0.20%	0.28%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 10.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio
(4) The allowance for loan losses as a % of loans excluding PPP loans, which are guaranteed by the SBA, was 1.15% as of June 30, 2021.

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED JUNE 30, 2021 AND 2020

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$673,676	$9,668	5.76%	$557,511	$9,237	6.66%
Taxable investment securities	97,237	344	1.42%	104,449	493	1.90%
Tax-exempt investment securities	3,506	16	1.83%	1,737	12	2.78%
Federal Home Loan Bank stock	870	8	3.69%	1,135	15	5.32%
Federal funds sold	83	—	—	6,233	4	0.26%
Interest-bearing deposits in banks	91,340	23	0.10%	74,596	19	0.10%
Total interest-earning assets	866,712	10,059	4.66%	745,661	9,780	5.28%
Non-interest-earning assets:
Other assets	68,237			72,990
Total	$934,949			$818,651

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$235,493	$145	0.25%	$183,536	$138	0.30%
Savings deposits	187,655	148	0.32%	155,953	146	0.38%
Time deposits	230,473	412	0.72%	234,041	847	1.46%
Total interest-bearing deposits	653,621	705	0.43%	573,530	1,131	0.79%
Borrowings	10,017	42	1.68%	10,230	26	1.02%
Total interest-bearing liabilities (1)	663,638	747	0.45%	583,760	1,157	0.80%
Non-interest-bearing liabilities:
Demand deposits	173,842			140,621
Other liabilities	8,991			9,317
Shareholders’ equity	88,478			84,953
Total	$934,949			$818,651

Net interest income		$9,312			$8,623
Net interest margin			4.31%			4.65%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.36% and 0.64% for the three-month periods ended June 30, 2021 and 2020, respectively.

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Dollars in Thousands)

(Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$663,338	$19,158	5.82%	$552,810	$18,876	6.87%
Taxable investment securities	90,233	650	1.45%	104,286	1,024	1.97%
Tax-exempt investment securities	3,514	32	1.84%	1,464	23	3.16%
Federal Home Loan Bank stock	987	17	3.47%	1,136	30	5.31%
Federal funds sold	84	—	—	9,448	45	0.96%
Interest-bearing deposits in banks	93,311	47	0.10%	63,311	179	0.57%
Total interest-earning assets	851,467	19,904	4.71%	732,455	20,177	5.54%
Non-interest-earning assets:
Other assets	68,536			73,199
Total	$920,003			$805,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$230,351	$284	0.25%	$176,480	$313	0.36%
Savings deposits	181,202	293	0.33%	160,686	458	0.57%
Time deposits	234,544	871	0.75%	236,137	1,835	1.56%
Total interest-bearing deposits	646,097	1,448	0.45%	573,303	2,606	0.91%
Borrowings	10,017	80	1.61%	10,176	62	1.23%
Total interest-bearing liabilities (1)	656,114	1,528	0.47%	583,479	2,668	0.92%
Non-interest-bearing liabilities:
Demand deposits	166,566			127,431
Other liabilities	9,353			9,906
Shareholders’ equity	87,970			84,838
Total	$920,003			$805,654

Net interest income		$18,376			$17,509
Net interest margin			4.35%			4.81%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.37% and 0.75% for the six-month periods ended June 30, 2021 and 2020, respectively.

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Cash and due from banks	$13,952	$12,235
Interest-bearing deposits in banks	67,871	82,180
Total cash and cash equivalents	81,823	94,415
Federal funds sold	83	85
Investment securities available-for-sale, at fair value	118,735	84,993
Investment securities held-to-maturity, at amortized cost	4,848	6,429
Federal Home Loan Bank stock, at cost	870	1,135
Loans and leases, net of allowance for loan and lease losses of $7,726 and $7,470, respectively	677,756	638,374
Premises and equipment, net of accumulated depreciation of $24,370 and $23,774, respectively	27,959	28,206
Cash surrender value of bank-owned life insurance	15,992	15,846
Accrued interest receivable	2,579	2,807
Goodwill and core deposit intangible, net	8,227	8,410
Other real estate owned	846	949
Other assets	7,228	8,862
Total assets	$946,946	$890,511

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$174,691	$151,935
Interest-bearing	663,194	630,277
Total deposits	837,885	782,212
Accrued interest expense	223	292
Other liabilities	10,043	11,312
Short-term borrowings	10,017	10,017
Total liabilities	858,168	803,833

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,634,281 and 7,596,351 shares issued, respectively; 6,214,809 and 6,176,556 shares outstanding, respectively	75	75
Additional paid-in capital	13,981	13,786
Accumulated other comprehensive income (loss), net of tax	312	(52)
Retained earnings	96,252	94,722
Less treasury stock: 1,419,472 and 1,419,795 shares at cost, respectively	(21,842)	(21,853)
Total shareholders’ equity	88,778	86,678

Total liabilities and shareholders’ equity	$946,946	$890,511

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Interest income:
Interest and fees on loans	$9,668	$9,237	$19,158	$18,876
Interest on investment securities	391	543	746	1,301
Total interest income	10,059	9,780	19,904	20,177

Interest expense:
Interest on deposits	705	1,131	1,448	2,606
Interest on borrowings	42	26	80	62
Total interest expense	747	1,157	1,528	2,668

Net interest income	9,312	8,623	18,376	17,509

Provision for loan and lease losses	498	850	899	1,430

Net interest income after provision for loan and lease losses	8,814	7,773	17,477	16,079

Non-interest income:
Service and other charges on deposit accounts	240	263	506	697
Net gain on sales and prepayments of investment securities	22	326	22	326
Mortgage fees from secondary market	—	176	23	303
Lease income	202	212	411	424
Other income, net	345	353	798	877
Total non-interest income	809	1,330	1,760	2,627

Non-interest expense:
Salaries and employee benefits	4,992	5,193	9,906	10,329
Net occupancy and equipment	1,020	995	2,059	1,996
Computer services	485	424	950	841
Fees for professional services	354	401	711	679
Other expense	1,548	1,568	3,169	3,230
Total non-interest expense	8,399	8,581	16,795	17,075

Income before income taxes	1,224	522	2,442	1,631
Provision for income taxes	271	118	539	380
Net income	$953	$404	$1,903	$1,251
Basic net income per share	$0.15	$0.07	$0.30	$0.20
Diluted net income per share	$0.14	$0.06	$0.28	$0.19
Dividends per share	$0.03	$0.03	$0.06	$0.06

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Second Quarter 2021 Results

July 28, 2021

		Quarter Ended					Six Months Ended
		2021		2020			2021	2020
		June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$946,946	$926,535	$890,511	$852,941	$845,747
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		792	884	975	1,067	1,170
Tangible assets	(a)	$938,719	$918,216	$882,101	$844,439	$837,142

Total shareholders’ equity		$88,778	$87,917	$86,678	$85,658	$85,281
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		792	884	975	1,067	1,170
Tangible common equity	(b)	$80,551	$79,598	$78,268	$77,156	$76,676

Average shareholders’ equity		$88,477	$87,456	$86,337	$85,656	$84,953	$87,970	$84,837
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		836	927	1,019	1,115	1,224	882	1,278
Average tangible shareholders’ equity	(c)	$80,206	$79,094	$77,883	$77,106	$76,294	$79,653	$76,124

Net income	(d)	$953	$950	$1,045	$411	$404	$1,903	$1,251
Common shares outstanding (in thousands)	(e)	6,215	6,214	6,177	6,177	6,176

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$12.96	$12.81	$12.67	$12.49	$12.41

Tangible common equity to tangible assets	(b)/(a)	8.58%	8.67%	8.87%	9.14%	9.16%

Return on average tangible common equity (annualized)	(1)	4.76%	4.87%	5.34%	2.12%	2.13%	4.82%	3.30%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)